                                                                      EXHIBIT 12
                       SECURITY CAPITAL INDUSTRIAL TRUST

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)


                                        SIX MONTHS ENDED
                                            JUNE 30,               PERIOD ENDED DECEMBER 31,
                                       ------------------   ---------------------------------------
                                        1996        1995     1995    1994    1993    1992   1991(a)
                                       ------      ------   ------  ------  ------  ------  -------

Net Earnings (Loss) from Operations    $35,078     $19,161  $47,660 $25,066 $4,412  $(187)  $  (127)
Add:
 Interest Expense                       17,359      15,249   32,005   7,568    321    504        29
                                       -------     -------  ------- ------- ------  -----   -------

Earnings as Adjusted                   $52,437     $34,410  $79,665 $32,634 $4,733  $ 317   $   (98)
                                       =======     =======  ======= ======= ======  =====   =======

Fixed Charges:
 Interest Expense                      $17,359     $15,249  $32,005 $ 7,568 $  321  $ 504   $    29
 Capitalized Interest                    6,898       3,115    8,599   2,208     98    124        68
                                       -------     -------  ------- ------- ------  -----   -------

               Total Fixed Charges     $24,257     $18,364  $40,604 $ 9,776 $  419  $ 628   $    97
                                       =======     =======  ======= ======= ======  =====   =======
Ratio of Earnings (Loss to
  Fixed Charges                            2.2         1.9      2.0     3.3   11.3     (b)       (b)
                                       =======     =======  ======= ======= ======  =====   =======

___________________________________________________________________________________________________
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(a)  For the period from June 14, 1991 (the date of SCI's inception) to
     December 31, 1991.

(b) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover fixed charges for the periods ended
     December 31, 1991 and December 31, 1992 by $195,000 and $311,000,
     respectively.